Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made as of the 13 day of August, 2001

BETWEEN:

(1)	Ness Technologies, Inc.
a Delaware Corporation
of Kiryat Atidim, Tel Aviv
Israel (the “Company”)

(2)	Mr. Raviv Zoller
of 11 Almog St. Ramat Efal, Israel
(the “Executive”)

(3)	Ness Technologies Israel Ltd.
an Israeli Company No. 512766213
(formerly known as Nesstech Solutions Ltd)
of Kiryat Atitim, Tel Aviv
Israel (“NTI”)

WHEREAS, Nesstech Advanced Technologies (1999) Ltd. (“NAT”) and the Executive have previously entered into an Employment Agreement dated as of October 1, 1999 (the “Prior Employment Agreement”), setting forth the terms and conditions of the employment relationship of the Executive with NAT;

WHEREAS, following a reorganization of the companies forming part of the corporate group of which the Company is the ultimate parent, NAT, NTI, the Company and the Executive signed a document dated April 9, 2000 whereby, inter-alia, all the rights and obligations of NAT, as the Executive’s employer under the Prior Employment Agreement, were assigned to and assumed by NTI, with effect as from January 1, 2000;

WHEREAS, the Company desires to promote the Executive to the position of President and Chief Executive Officer of the Company, and the Executive is willing to commit himself to be employed by the Company upon and subject to the terms and conditions of the Prior Employment Agreement, as amended in the manner hereinafter set forth;

WHEREAS, in pursuance of the foregoing, the parties each desire that all the rights and obligations of NTI, as the Executive’s employer under the Prior Employment Agreement, shall be assigned to and assumed by the Company, with effect as from June 1, 2001, and the Company and the Executive each further desire to amend and restate the Prior Employment Agreement to provide for the Company as a party thereto and the Executive’s employer thereunder and make certain other changes.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, and intending to be legally bound, the parties hereto hereby agree as follows:

1A.          Assignment of Prior Employment Agreement.  All the rights and obligations of NTI under the Prior Employment Agreement are hereby assigned to the Company, with effect as of June 1, 2001. All rights and obligations of the Executive under the Prior Employment Agreement as shall have accrued and remain outstanding as of June 1, 2001 shall continue to apply to the Executive as if he were originally employed by the Company thereunder.

1B.          Amendments of Prior Rights Agreement.  Upon execution of this Agreement by the parties hereto, the Prior Employment Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company and the Executive hereby agree to be bound by the provisions hereof as the sole agreement of the Company and the Executive with respect to the rights, as set forth herein.

1C.          Personal Employment Agreement.  This Employment Agreement is the only agreement which shall govern the relations between the Company and the Executive, and shall exclusively determine the Executive’s terms of employment by the Company.  This Agreement shall be binding upon the parties, and shall not be subject to any other agreements or arrangements of any kind.

2.             Term.  The period of employment of the Executive by the Company hereunder shall commence on October 1, 1999 (the “Effective Date”) and shall end on September 30, 2003, unless sooner terminated as provided in Section 5 hereof (such term being referred to herein as the “Employment Period”); provided, however, that the Employment Period shall automatically be extended for successive one year periods unless either of the parties shall give to the other party written notice of its desire not to so extend the Employment Period no later than three (3) months prior to the expiration of the Employment Period.

3.             Position and Duties.

(a)            During the Employment Period, the Executive shall serve as President and Chief Executive Officer (CEO) of the Company as from June 1, 2001, and shall provide such other services to the Company as he shall be requested from time to time by the Company, it being acknowledged that the Executive served as Chief Financial Officer of the Company as from the Efective Date until June 1, 2001.

(b)           The Executive agrees to devote all of his working time and efforts to the performance of his duties for the Company. However, the Executive shall also be entitled to devote time to additional businesses in which the Executive is engaged, provided that such other businesses shall not interfere or conflict with the performance of the Executive’s undertakings hereunder, subject to the approval of the Chairperson of the Board of Directors of the Company.

(c)            The Executive’s services are included among the positions of management and the positions requiring a special degree of personal trust and the Company is not able to supervise the number of working hours of the Executive.  Accordingly, the provisions of the Hours of Work and Rest Law 1951 will not apply to the Executive and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

4.             Compensation and Related Matters.

(a)            Monthly Salary.  As compensation for the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive a monthly salary at the rate in NIS equivalent to $15,950 (Fifteen Thousand and Nine Hundred and Fifty U.S. Dollars) according to the rate of exchange published by the Bank of Israel on the Effective Date (or, if no such rate of exchange was published on the Effective Date, the rate of exchange published immediately prior to the Effective Date), which said sum shall be adjusted in accordance with the change in the Israeli Consumer Price Index (CPI) published by the Central Bureau of Statistics or any alternative agency (the “Monthly Salary”).  It is hereby acknowledged and agreed that effective as at and from June 1, 2001, the Monthly Salary shall be NIS 76,212 (Seventy Six Thousand Two Hundred and Twelve New Israeli Shekels), to be adjusted in the manner aforesaid. It is hereby stated that such adjustment to the CPI shall be deemed to include any incremental cost of living addition to which the Executive may become entitled , and that the Executive shall not be entitled to such additions.

(b)           Gross Salary.  The Monthly Salary and all amounts required to be paid to the Executive by law represent the Executive’s gross salary, and include all of the salary components and various supplements and benefits and/or all supplements under any law and/or expansion order and/or any special or general collective bargaining agreement that may apply to the relations between the Company and the Executive.  It is hereby acknowledged and agreed that all payments to the Executive by the Company, including, without limitation, the Monthly Salary and other benefits and payments of any kind, as provided in this Agreement are, unless otherwise required by law, stated in gross figures, and there shall be deducted therefrom all relevant taxes and/or charges that shall apply to them, at the time of their payment, pursuant to any applicable law.

(c)            Options.    (i)         The Executive shall be entitled to options in accordance with an option agreement, substantially in the form attached hereto as Exhibit A (“First Executive Option Agreement”).  It is hereby clarified that such options shall be at all times subject to the Company’s Employee Share Option Plan and the applicable provisions of the Israeli Tax Code and any rules and regulations promulgated thereunder.

(ii)      The Executive shall be entitled to additional options in accordance with an option agreement, substantially in the form attached hereto as Exhibit B (“Second Executive Option Agreement”). It is hereby clarified that such additional options shall be at all times subject to the Company’s

Employee Share Option Plan and the applicable provisions of the Israeli Tax Code and any rules and regulations promulgated thereunder.

(d)           Bonus.  Subject to the complete discretion of the Chairperson of the Company’s Board of Directors and subject to the last sentence of this paragraph (d), the Company shall pay to the Executive an annual bonus that shall be determined by the Chairperson of the Board of Directors, who may, if the Chairperson deems fit, in his sole discretion, set annual targets for the Executive as the basis for determining the amount annual bonuses payable to the Executive. Notwithstanding the foregoing, effective as from June 1, 2001, in no case shall an annual bonus be less than the sum of US$75,000 (“Minimum Bonus”) or more than US$180,000 (“Maximum Bonus”). The Minimum Bonus shall be paid to the Executive during the year 2001 as from June 1, 2001 and in each subsequent calendar year of the Employment Period by equal calendar monthly installments on the last day of each month. In the event that the Executive shall be entitled to an annual bonus that exceeds the sum of the Minimum Bonus, as determined pursuant to this Section 4(d), and as certified by the Chairperson of the Board of Directors, the amount of such excess shall be paid to the Executive within thirty (30) days after such written certification shall have been made and given by the Chairperson, but not later than ninety (90) days from the expiration of the fiscal year. The bonus payments are stated in gross figures, and there shall be deducted therefrom all relevant taxes and/or charges that shall apply to them, at the time of their payment, pursuant to any applicable law. The bonus payments shall be paid in NIS based upon the representative rate of exchange of the United States Dollar on the day prior to the relevant date of payment. It is hereby expressly acknowledged and agreed that no social benefits or supplements of the kind provided in this Agreement shall be payable by the Company on or with respect to the bonuses, as is otherwise applicable with respect to the Monthly Salary hereunder.

(e)            Expenses.  The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while traveling on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, including the submission to the Company of appropriate vouchers or receipts for such expenses.

(f)            Company Car.  The Executive shall be entitled to the use of a Company car, in accordance with the Company’s policy and as customary for executives of the Company.  The Company shall pay all expenses in connection with the car, and shall reimburse the Executive for all income taxes imposed in connection with his use of the car.

(g)           Managers Insurance Policy.  During the Employment Period, the Company shall contribute to an insurance company as part of a Managers Insurance Policy, which shall be the property of the Company, an amount equal to 13 1/3% of the Executive’s salary (out of which 5% shall be for provident funds and 8 1/3% shall serve to cover severance compensation).  Any tax payable in respect of such contributions to the insurance company shall be paid by the Company.  In addition, the Company shall deduct from the salary an amount equal to 5% of the Executive’s salary and contribute the same to the insurance company for such

Managers Insurance Policy.  The aforementioned allocations made by the Company shall be in lieu of severance pay according to the Severance Pay Law, 1963.

(h)           Disability Insurance.  In addition to the foregoing, during the Employment Period the Company will bear the cost of disability insurance with an insurance company, which secures a monthly payment to the Executive.  In any event the amount paid by the Company for such insurance shall not exceed 2.5% of the Executive’s salary.

(i)             Advanced Study Fund.  The Company shall, during the Employment Period, make monthly contributions on behalf of the Executive to a recognized Advanced Study Fund in an amount equal to 7.5% of the Executive’s salary. Any tax payable in respect of such contributions to such fund shall be paid by the Company. In addition the Company shall deduct 2.5% from the Executive’s salary which deduction shall also be paid to such Fund.

(j)             Vacation.  The Executive shall be entitled to vacation days and to compensation in respect of earned but unused vacation days, determined in accordance with the Company’s vacation plan.  Official state holidays in Israel shall not be considered as vacation days.

(k)            Medical Examination.  The Company shall pay for one annual medical examination of the Executive , to be performed at a medical center of the Executive’s choice, provided that the cost of such examination shall not exceed the cost of a similar examination at the Tel-HaShomer hospital.

(l)             Alternative Allocation of Payments.  At the Executive’s request, the Company shall modify the payments and benefits set forth in this Section 4 by increasing certain payments and benefits and decreasing others, in accordance with the Executive’s request, provided, however, that all such modifications shall not result in any increase to the overall cost to the Company of the Executive’s employment (including costs in connection with future entitlements of the Executive or his heirs).

(m)           Loan.       As soon as is practicable after the execution of this Agreement, the Company shall advance to the Executive, by way of loan, the cash sum of $200,000 (Two Hundred Thousand United States Dollars (the “Loan”),. The Loan shall be repaid by the Executive to the Company in United States Dollars upon the expiration or termination of his employment with the Company, as linked to and adjusted in accordance with the “Madad” (Israeli Consumer Price Index (CPI) published by the Central Bureau of Statistics), plus interest thereon at the rate of 4% per annum. Notwithstanding the foregoing, the Loan and interest thereon shall be converted into and treated as a non-refundable grant upon the happening of the earlier of the following events:

(i)             if the Executive shall remain employed with the Company on the 1st day of June, 2003 (the “Loan Conversion Date”);

(ii)            if the Executive’s employment shall be terminated by the Company prior to the Loan Conversion Date, except for “Cause” (as defined and provided below), or in the event of his death or permanent disability;

(iii)           if there shall be a Change in Control of the Company as defined in Section 4 of Exhibit B to the Second Executive Option Agreement;

(iv)           if the Company shall consummate an initial underwritten public offering;

(v)            if the Company and/or its wholly owned subsidiaries sell a portion(s) of their activities and assets in a single transaction or a series of transactions representing in the aggregate in excess of twenty-five percent (25%) of the total activities and assets of the Company and its whole owned subsidiaries by refererence to revenues and values for the fiscal year ending and as of December 31, 2000; or

(vi)           in the event of the winding-up or liquidation of the Company or the appointment of a trustee or receiver in bankruptcy with respect to the assets of the Company.

5.             Termination.  The Executive’s employment hereunder may be terminated, in which case the Employment Period shall end, under the circumstances set forth below:

(a)            Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)           Disability.  If, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been absent from the performance of his duties hereunder for a period of three consecutive months or 120 days within a one year period, the Company may terminate the Executive’s employment hereunder for “Disability.”  Days of Absence under Section 4(j) shall be considered part of such three-month period described in this Section 5(b).

(c)            Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any of the following events:

(i)             the conviction of the Executive for the commission of a felony; or

(ii)            the failure by the Executive to substantially perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or injury) provided that a demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties (“Demand”). The Company shall have Cause to terminate the Executive’s employment if the failure to perform has not been cured within fourteen (14) days after the Demand; or

(iii)           an event constituting a material breach of this Agreement by the Executive, including, but not limited to, breach by the Executive of the provisions of Section 3 hereof, that has not been fully cured within seven (7) days after written notice thereof has been given by the Company to the Executive; or

(iv)           serious misconduct by the Executive (including, but not limited to, breach by the Executive of the provisions of Section 7 hereof) that is injurious to the Company, whether monetarily or otherwise.

(d)           Termination by the Company. Notwithstanding the foregoing, the Company may terminate the Executive’s employment during the Employment Period at any time for any reason whatsoever, subject to a prior written notice delivered by the Company to the Executive, which shall take effect as set forth in Section 6(b) below.

(e)            Termination by the Executive .  The Executive may terminate his employment during the Employment Period hereunder, subject to a prior written notice delivered by the Executive to the Company, which shall take effect as set forth in Section 6(b) below.

6.             Termination Procedure.

(a)           Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 5(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable details the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Disability pursuant to Section 5(b) above, thirty (30) days after Notice of Termination, (iii) if the Executive’s employment is terminated pursuant to Section 5(c), then six (6) months after the delivery of Notice of Termination, except if such termination is pursuant to Section 5(c)(i) in which case the Date of Termination shall be the date of Notice of Termination and (iv) if the Executive’s employment is terminated pursuant to Section 5(d) or (e) above, then, six (6) months after the delivery of Notice of Termination. The Company shall be entitled to terminate the employment before the Date of Termination given provided that it gives the Executive all the benefits set forth in and subject to Section 4 above in respect of the period through the Date of Termination.

(c)            Termination by Company for Cause.  If the Executive’s employment shall be terminated by the Company for Cause, then the Company shall pay the Executive his Monthly Salary (at the rate in effect at the time Notice of Termination is given) and all other unpaid amounts and benefits through the Date of Termination.  The Company shall have no additional obligations to the Executive under this Agreement except as set forth in this Section 6(c).

(d)           Termination by Company without Cause.  If the Executive’s employment shall be terminated by the Company pursuant to Section 5(d) above, then the Company shall continue to pay the Executive his Monthly Salary (at the rate in effect at the time of the Notice of Termination) until the Date of Termination. Notwithstanding the foregoing, the Company shall be entitled to make the appropriate payments and benefits to the Executive as would be due during the said six (6) month notice period pursuant to Section 6(b)(iv) in advance in lieu of the period of notice, in which case the Date of Termination shall be the date of such payment in full.

(e)           Deposits to Pension Programs.  Upon the termination of the Executive’s employment, provided that the such termination was not for Cause, the Executive shall be entitled to all the amounts deposited in his favor in pension programs, including payments made for severance pay.

7.             Confidential Information; Noncompetition.

(a)            Confidential Information.  In consideration of the Company’s agreements hereunder, and in further consideration of the benefits accruing to the Executive hereunder, the Executive hereby agrees that he shall not, directly or indirectly, disclose or use at any time, either during or subsequent to the Employment Period, any trade secrets or other confidential information, whether patentable or not, of the Company, its parent, subsidiaries or its affiliates now or hereafter existing, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during the Employment Period, whether or not developed by the Executive, except (A) as may be reasonably required for the Executive to perform the Executive’s employment duties with the Company, (B) to the extent such information becomes generally available to the public through no wrongful act of the Executive, (C) information which has been disclosed without restriction as a result of a subpoena or other legal process, after the Company has had the opportunity to request a suitable protective order for such information, or (D) with the Company’s prior written authorization.  This covenant shall survive the termination of the Executive’s employment hereunder.  The Executive agrees to execute such further agreements and/or confirmations of the Executive’s obligations to the Company concerning non-disclosure of Confidential Information as the Company may reasonably require from time to time.  Upon termination of the Employment Period, the Executive shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information.

(b)           Noncompetition Covenant.  The Executive agrees that at all times during the Employment Period and thereafter until the second anniversary of the termination or expiration of the Employment Period (the “Noncompetition Period”), the Executive shall not, except on behalf of the Company, directly or indirectly, allow his name to be used by or Participate in any Competitive Business (as each of such terms is defined below).  For purposes of this Agreement, (A) the term “Participate” means to have any direct or indirect interest, participation or involvement, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, creditor, owner, stockholder or otherwise; provided, however, that the foregoing shall not prevent the Executive from investing in publicly traded securities issued by any corporation, provided the holdings thereof by the Executive do not constitute more than $100,000 in market value of shares, or two percent (2%) of outstanding shares, whichever is greater, so long as the Executive does not have any participation in the business management of such entity; and (B) the term “Competitive Business” means any enterprise, venture or proprietorship engaged in or which proposes to engage in the development, manufacture, sale, licensing and/or distribution of any information, products and/or services that are the same as or substantially similar to information, products and/or services provided (or in development and proposed to be provided) by any business unit or division within the Company.

(c)            Non Solicitation of Employees.  The Executive recognizes that he will possess confidential information about other executives and employees of the Company (including, in this Section, its parent and affiliates) relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company.  The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company.  The Executive agrees that, during the Employment Period and the Noncompetition Period, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person.

(d)           Ownership of Developments.  Any invention, improvement, design, development or discovery conceived, developed, created or made by Executive alone or with others, during the period of his employment hereunder and applicable to the business of the Company, whether or not patentable or registrable, shall become the sole and exclusive property of the Company.  Executive shall disclose the same promptly and completely to the Company and shall, during the period of his employment hereunder and at any time and from time to time hereafter (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Company’s right therein thereto.

In the event that the Company is unable to secure the signature of Executive on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, trademark or other similar right, whether due to mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers, as his agent and attorney in fact, to act for and in his behalf and stead, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, trademarks, or other rights of protection with the same force and effect as if executed and delivered by Executive.

8.             Assignment; Successors.

As used in this Agreement, “Company” shall mean as defined above and any successor (whether direct or indirect, by purchase, merger, consolation or otherwise) to all or substantially all of the business and/or assets of the Company or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement is a personal contract and, except as specifically set forth herein, Executive’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by Executive.  This Agreement shall be binding upon Executive, his heirs, executors and administrators, and upon the Company, its successors and assigns.

The rights and obligations of the Company hereunder may, in whole or in part, be sold, transferred or assigned by the Company to any affiliated or successor corporation; provided, however, that any such transfer will not relieve the Company of its obligations hereunder.

9.             Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) ten (10) days after having been mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

11 Almog St. Ramat Efal

Israel

If to the Company:

Kiryat Atidim, Tel Aviv, Israel

or to such other address as any party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

10.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.           Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

12.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.

13.           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be modified so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

14.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company or any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.  Any modifications to this Agreement can only be made in writing signed by the Executive and an appropriate Company Officer.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Ness Technologies, Inc.

BY:

/s/

Aharon Fogel

/s/ Raviv Zoller

Aharon Fogel

Raviv Zoller

Title: Chairman of the Board	President and CEO

DATE:

Ness Technologies Israel Ltd.

DATE:	BY:	/s/ Aharon Fogel, /s/ Raviv Zoller
Name: Aharon Fogel Raviv Zoller
Title: Director Director

DATE:		/s/ Raviv Zoller
Raviv Zoller